Exhibit 99.1

Investor and Press Contact: Richard E. Koch

(203) 750-3254

  News

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT 06856-4500

FOR IMMEDIATE RELEASE

Virginia Kamsky Elected to Olin's Board of Directors

NORWALK, CT, September 30, 2004 -- Olin Corporation (NYSE: OLN) announced that Virginia Kamsky, 51, was elected to serve on its board of directors at the company's recent board of directors meeting.

Ms. Kamsky is Founder, Chairman and Chief Executive Officer of Kamsky Associates, Inc., a merchant banking firm that advises companies in a wide range of industries in the Asian marketplace through assisting in strategic planning, contract negotiation, government approval and financial structuring. Kamsky Associates was formed in 1980 and has offices in New York City and Beijing, China. Ms. Kamsky speaks both Chinese and Japanese.

Ms. Kamsky started her career at Chase Manhattan Bank where she completed The Global Credit Training Program and served in a number of capacities in New York, Tokyo, and Beijing, including as a credit and lending officer, Second Vice President, and Head of Chase's Corporate Division for China.

Ms. Kamsky currently serves on the board of directors of Tecumseh Products Company. She has served on the boards of several public companies, including W. R. Grace and Company, Shorewood Packaging (now, part of International Paper), Sealed Air Corporation, and Foamex International. She was also Chairman and Chief Executive Officer of Symphonex, a division of Foamex International.

Ms. Kamsky is Chairman of the board of trustees of The China Institute, the oldest institution in America focused on the U.S.-China relationship and where she began her study of the Chinese language at the age of ten. She is a member of The Council on Foreign Relations, a Founding Governor of The American Chamber of Commerce in Beijing, and a member of The Advisory Board of AmeriCares. She currently also serves on the board of trustees of The Dalton School in New York City where she graduated from high school.

Ms. Kamsky graduated from Princeton University, cum laude, with a bachelors degree in East Asian Studies. She attended graduate school at Princeton University's Woodrow Wilson School of Public and International Affairs, with a focus on economics and statistics. Ms. Kamsky served on the board of trustees of Princeton University, including its Executive and Finance Committees.

Randall W. Larrimore, Olin's Chairman of the Board, said, "We're delighted to have Virginia's wealth of experience, particularly in Asia, available to Olin and look forward to her advice and counsel." Olin's board of directors now has nine members.

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, and fabricated parts, and stainless steel strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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